Exhibit 99 (a)

NEWS RELEASE
January 9, 2019
Contact:               Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES SPECIAL CASH DIVIDEND

Newton, NC - The Board of Directors of Peoples Bancorp of North Carolina, Inc. (Nasdaq: PEBK) declared a special cash dividend in the amount of $0.10 per share at their most recent meeting. The special cash dividend will be paid on February 18, 2019 to shareholders of record on February 4, 2019.

Shareholders are encouraged to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan. For details, contact Krissy Price at (828) 464-5620 or (800) 948-7195 or you may email any questions to our transfer agent, Broadridge Corporate Issuer Solutions, Inc. at shareholder@broadridge.com.

Peoples Bank, the wholly-owned subsidiary of Peoples Bancorp of North Carolina, Inc. operates 20 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2017, under “General Description of Business” and otherwise in the Company’s reports and filings.

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